Exhibit 10.29

EXECUTIVE SEVERANCE BENEFITS AGREEMENT

This EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is entered into this ___ day of _____________, ____ (the “Effective Date”) between (“Executive”) and SUNESIS PHARMACEUTICALS, INC. (the “Company”). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 5.

ARTICLE 1

SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT

1.1 Position and Duties. Executive has been employed by the Company as _____________, subject to the terms and conditions set forth in Executive’s offer letter from the Company.

1.2 Restrictions. During Executive’s employment by the Company, Executive agrees that, to the best of Executive’s ability and experience, Executive will at all times loyally and conscientiously perform all of the duties and obligations required of and from a _____________. During the term of Executive’s employment, Executive further agrees that Executive will devote all of Executive’s business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice, Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from service on boards of charitable organizations or otherwise participating in civic, charitable or fraternal organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

1.3 Confidential Information and Invention Assignment Agreement. Executive acknowledges that Executive has executed and delivered to an officer of the Company the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and that the Confidentiality Agreement remains in full force and effect.

1.4 Benefits. The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event Executive’s employment with the Company is terminated under the circumstances described herein.

1.5 Consideration. The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s employment with the Company and Executive’s execution of a release in accordance with Section 3.1.

ARTICLE 2

CHANGE OF CONTROL BENEFITS & SEVERANCE BENEFITS

2.1 Severance Benefits. Subject to compliance with the terms and conditions of this Agreement, Executive will be eligible to receive the benefits set forth in this Section 2.1 upon a Covered Termination of Executive’s employment.

(a) Base Salary. The Company shall pay to Executive an amount equal to nine (9) months’ Base Salary. Such severance amount shall be paid in cash in a single lump sum on the 60th day following Executive’s Separation from Service, subject to Sections 3.1 and 3.3 below, and shall be subject to all required tax withholding.

(b) COBRA Payments. If the Executive is participating in the Company’s group health insurance plans on the date of Executive’s Separation from Service, and timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or, if applicable, comparable state or local insurance laws (“COBRA”), then the Company will pay, directly to the COBRA carrier, as and when due, the COBRA premiums necessary to continue such health insurance coverage for the Executive and Executive’s eligible dependents (“COBRA Continuation Payments”) until the earliest of: (i) the first nine (9) months of COBRA coverage following the Executive’s Separation from Service, (ii) the expiration of eligibility for COBRA coverage, or (iii) the date when Executive or Executive’s dependents become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period, the “COBRA Payment Period”). However, if at any time the Company determines, in its sole discretion, that the Company’s payment of the COBRA Continuation Payments would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or otherwise result in a material penalty to the Company, then in lieu of providing the COBRA Continuation Payments for the remainder of the COBRA Payment Period, the Company will instead pay the Executive, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Continuation Payments for that month, subject to applicable tax withholdings. If the Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Executive must immediately notify the Company of such event, and all payments and obligations under this clause will immediately cease.

2.2 Change of Control Acceleration. In the event of a Change of Control, the vesting and/or exercisability of fifty percent (50%) of Executive’s then-outstanding unvested Stock Awards shall be automatically accelerated immediately prior to the effective date of such Change of Control.

2.3 Change of Control Severance Benefits. In the event Executive suffers a Covered Termination on or within twelve (12) months following the effective date of a Change of Control, then in addition to the severance benefits set forth above in Section 2.1, the vesting and/or exercisability of each of Executive’s then-outstanding Stock Awards shall be automatically accelerated on Executive’s Separation from Service as to all of the unvested shares subject to Executive’s then outstanding Stock Awards.

2.4 Other Terminations. If Executive’s employment is terminated by the Company for Cause, by Executive other than pursuant to a Constructive Termination, or as a result of Executive’s death or disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (a) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (b) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any eligibility for continuation of benefits required by COBRA. In addition, subject to the provisions of the Company’s equity compensation plans and the terms of Executive’s Stock Awards, if Executive’s employment is terminated by the Company for Cause, by Executive other than pursuant to a Constructive Termination, or as a result of Executive’s death or disability, all vesting of Executive’s unvested Stock Awards previously granted to him by the Company shall cease as of the date of termination and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

2.5 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination.

2.6 Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Agreement.

ARTICLE 3

LIMITATIONS AND CONDITIONS UPON BENEFITS

3.1 Conditions to Benefits. All of the payments, benefits and rights of the Executive under this Agreement are subject to and contingent upon: (a) the Executive’s execution, delivery and non-revocation of an effective release of all claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A or Exhibit B, as applicable (the “Release”) as of a date not later than the 60th day following the Executive’s Separation from Service, (b) the Executive’s resignation from all positions the Executive holds with the Company and its affiliates as of the date of the Separation from Service (or such other date requested or permitted by the Board), and (c) the Executive’s continued compliance with all of the Executive’s obligations to the Company and its affiliates, including but not limited to obligations under this Agreement and the Confidentiality Agreement.

3.2 Termination of Benefits. Benefits under this Agreement shall terminate immediately if the Executive, at any time, violates any proprietary information or confidentiality obligation to the Company, including, without limitation, the Confidentiality Agreement.

3.3 Section 409A. It is intended that all of the benefits provided under the Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and the Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the Agreement (and any definitions under the Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under the Agreement will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under the Agreement will at all times be considered a separate and distinct payment. If the Board determines that any of the payments in connection with a Separation from Service constitute “deferred compensation” under Section 409A, and if the Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments due on a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of the Executive’s Separation from Service, and (ii) the date of the Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to the Executive a lump sum amount equal to the sum of the payments that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth in above. No interest will be due on any amounts so deferred.

ARTICLE 4

PARACHUTE PAYMENTS

4.1 Section 280-Best After Tax. If any payment or benefit the Executive would receive from the Company or otherwise in connection with a change of control of the Company (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and, (b) but for this sentence, be subject to the Excise Tax, then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state, provincial, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest economic benefit (as determined in accordance with the cancellation/reduction order below) notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options (in the reverse order of the date of grant); (3) cancellation of accelerated vesting of stock options (in reverse order of exercise price, that is, cancelling the highest priced options first); and (4) reduction of other benefits paid to the Executive. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. The Executive has no rights to receive any Excise Tax gross up on any Payments.

ARTICLE 5

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

5.1 “Base Salary” means Executive’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination (or, in the case of a Covered Termination arising from Constructive Termination, the annual base salary as in effect immediately prior to the event that gives rise to a right to resign as a Constructive Termination).

5.2 “Board” means the Board of Directors of the Company.

5.3 “Cause” means that, in the reasonable determination of the Company, Executive:

(a) has committed an act of fraud or embezzlement or has intentionally committed some other illegal act that has a material adverse impact on the Company or any successor or parent or subsidiary thereof;

(b) has been convicted of, or entered a plea of “guilty” or “no contest” to, a felony which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company;

(c) has made any unauthorized use or disclosure of confidential information or trade secrets of the Company or any successor or parent or subsidiary thereof that has a material adverse impact on any such entity;

(d) has committed any other intentional misconduct that has a material adverse impact on the Company or any successor or parent or subsidiary thereof, or

(e) has intentionally refused or intentionally failed to act in accordance with any lawful and proper direction or order of the Board or the appropriate individual to whom Executive reports; provided such direction is not materially inconsistent with the Executive’s customary duties and responsibilities.

5.4 “Change of Control” means and includes each of the following:

(a) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(i) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company;

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section: an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(b) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(c) the Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) it constitutes the Company’s public offering of its securities; or (ii) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise). The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

5.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations thereunder.

5.6 “Company” means Sunesis Pharmaceuticals, Inc. or, following a Change of Control, the surviving entity resulting from such transaction.

5.7 “Constructive Termination” means that Executive voluntarily terminates employment with the Company (or any successor thereto) if and only if:

(a) one of the following actions have been taken without Executive’s express written consent:

(i) there is a material reduction in Executive’s Base Salary, unless the base salaries of all other executives are similarly reduced;

(ii) Executive is required to relocate Executive’s principal place of employment to a facility or location that would increase Executive’s one way commute distance by more than thirty (30) miles from such Executive’s place of employment immediately prior to such change;

(iii) the Company materially breaches its obligations under this Agreement or any then-effective written employment agreement with Executive; or

(iv) any acquirer, successor or assignee of the Company materially fails to assume and perform, in all material respects, the obligations of the Company hereunder; and

(b) Executive provides written notice to the Company’s Chief Executive Officer within the ninety (90)-day period immediately following such action; and

(c) such action is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and

(d) Executive’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be a Constructive Termination.

5.8 “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination.

5.9 “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

5.10 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than for Cause. The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be an Involuntary Termination Without Cause.

5.11 A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

5.12 “Separation from Service” shall have the meaning set forth under Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

5.13 “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, and any awards into which such awards are converted by reason of a Change of Control (e.g., by reason of assumption, substitution or conversion by the successor entity or acquiring corporation).

ARTICLE 6

GENERAL PROVISIONS

6.1 Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (a) to retain Executive as an employee, (b) to change the status of Executive as an at-will employee, or (c) to change the Company’s policies regarding termination of employment.

6.2 Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.

6.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

6.4 Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.5 Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The

Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

6.6 Complete Agreement. This Agreement, including Exhibit A and Exhibit B, constitutes the entire agreement between Executive and the Company, and is the complete, final, and exclusive embodiment of their agreement with regard to severance benefits to Executive in the event of employment termination, wholly superseding all written and oral agreements with respect to severance benefits to Executive in the event of employment termination. It is entered into without reliance on any promise or representation other than those expressly contained herein. Notwithstanding anything herein to the contrary, this Agreement shall not supersede any indemnification agreement between Executive and the Company.

6.7 Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.

6.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

6.9 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.10 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

6.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.

6.12 Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.

SUNESIS PHARMACEUTICALS, INC.	[EXECUTIVE NAME]

By:

Name:

Title:

Exhibit A: Release (Individual Termination) Exhibit B: Release (Group Termination)

EXHIBIT A

RELEASE

(INDIVIDUAL TERMINATION)

I understand that this Release, together with the Executive Severance Benefits Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement, which I have executed and of which this Release is a part.

1. Proprietary Information Obligations. I hereby confirm my obligations under my Confidentiality Agreement with the Company.

2. General Release. In exchange for severance benefits and other consideration provided to me by the Executive Severance Benefits Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (2) any claims for coverage under any Directors’ and Officers’ insurance policy maintained by the Company; and (3) any rights which are not waiveable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

3.    ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

4.    Section 1542 Waiver. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

5.    Representations. I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

6.    Non-Disparagement. I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees to use its best efforts to prevent its employees, officers and directors from disparaging you.

I acknowledge that to become effective, I must sign and return this Release to the Company on or after ____________________, so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

[EXECUTIVE NAME]

__________________________

Date:

EXHIBIT B

RELEASE

(GROUP TERMINATION)

I understand that this Release, together with the Executive Severance Benefits Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement, which I have executed and of which this Release is a part.

1.     Proprietary Information Obligations. I hereby confirm my obligations under my Confidentiality Agreement with the Company.

2.    General Release. In exchange for Severance Benefits and other consideration provided to me by the Executive Severance Benefits Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (2) any claims for coverage under any Directors’ and Officers’ insurance policy maintained by the Company; and (3) any rights which are not waiveable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

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3.    ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

4.    Section 1542 Waiver. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

5.    Representations. I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

6.    Non-Disparagement. I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees to use its best efforts to prevent its employees, officers and directors from disparaging you.

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I acknowledge that to become effective, I must sign and return this Release to the Company on or after ____________________, so that it is received not later than forty-five (45) days following the date it is provided to me, and I must not revoke it thereafter.

[EXECUTIVE NAME]

__________________________

Date:

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